[Nationwide Defined Protection® Annuity 2.0]

CONTRACT SPECIFICATIONS PAGE

CONTRACT INFORMATION

Parties to the Contract	Date of Birth
Contract Owner: [John A. Doe]	[January 1, 1965]
Joint Owner: [Jane B. Doe]	[June 1, 1965]
Annuitant: [John A. Doe]	[January 1, 1965]
Co-Annuitant: [Jane B. Doe]	[June 1, 1965]
Contingent Annuitant: [Julie C. Doyle]	[August 1, 1966]

Additional Issuing Information
Contract Number: [01-0000000]
Date of Issue: [May 15, 2024]
Contract Type: [Non-Qualified]
Purchase Payment: [$25,000]
Annuity Commencement Date: [January 1, 2046]

SUMMARY OF CONTRACT EXPENSES

Option Applicable to the Contract	Additional Charge

[Standard Death Benefit - Return of Premium with Spousal Protection	None]

Contingent Deferred Sales Charge (CDSC) and Free Withdrawal Percentage:

Number of Completed Contract Years	CDSC Percentage	Free Withdrawal Percentage
0	[8.00]%	[10.00]%
1	[8.00]%	[10.00]%
2	[7.00]%	[10.00]%
3	[6.00]%	[10.00]%
4	[5.00]%	[10.00]%
5	[4.00]%	[10.00]%
6+	0.00%	Not applicable

VABB-0130AO	i	(Standard) (5/2024)

PURCHASE PAYMENTS

Limits on Purchase Payments under the Contract

Total cumulative Purchase Payments under the Contract and any other annuity contract issued by Nationwide with the same Contract Owner, Joint Owner, Annuitant, Co-Annuitant and/or Contingent Annuitant, if applicable, may not exceed $1,000,000 unless Nationwide agrees in writing to accept Purchase Payments exceeding $1,000,000. Any excess amount not accepted will be returned to the Contract Owner.

CONTRACT REQUIREMENTS

Minimum Purchase Payment:	$[25,000]
Minimum Annuity Payment Amount:	$[100]
Maximum Annuitant Age:	[85]
Maximum Co-Annuitant Age:	[85]
Maximum Contingent Annuitant Age:	[85]
Maximum Number of Index Strategies:	[10]
Minimum Contract Value Amount:	$[5,000]
Maximum Long-Term Care (LTC) and Terminal Illness or Injury (TI) Eligibility Age:	[80]

The increase in the Remaining Free Withdrawal Amount resulting from a Long-Term Care Event or Terminal Illness or Injury Event is not available until one year after the Date of Issue.

AVAILABLE CONTRACT OPTIONS

Death Benefit Options	Additional Charge

Standard Death Benefit - Contract Value	None
Standard Death Benefit - Contract Value with Spousal Protection	None
Standard Death Benefit - Return of Premium	None
Standard Death Benefit - Return of Premium with Spousal Protection	None

Maximum Issue Age for Return of Premium Death Benefit	[75]

VABB-0130AO	ii	(Standard) (5/2024)

FIXED STRATEGY

Guaranteed Minimum Fixed Strategy Rate:	[0.25]%
Fixed Strategy Rate [1,3]:	[1.00]%

Nonforfeiture Factors
Fixed Strategy Minimum Nonforfeiture Rate,2,3:	[1.00]%
Guaranteed Fixed Strategy Minimum Nonforfeiture Rate:	[0.15]%
Nonforfeiture Purchase Payment Factor:	87.5%

1 This rate is the Fixed Strategy Rate in effect on the Date of Issue and remains in effect for the initial Strategy Term.

2 The Fixed Strategy Minimum Nonforfeiture Rate is subject to redetermination on the sixth Contract Anniversary and then every two Contract Anniversaries thereafter. The Fixed Strategy Minimum Nonforfeiture Rate and the Nonforfeiture Purchase Payment Factor are only used to determine the minimum Surrender Value from the Fixed Strategy. The Fixed Strategy Minimum Nonforfeiture Rate is not a credited rate.

3 Subsequent rates may differ from the initial rates.

VABB-0130AO	iii	(Standard) (5/2024)

STRATEGIES ELECTED BY THE CONTRACT OWNER

The table below lists the initial allocation percentages to the Strategies you elected on your application and includes the values that apply to your Strategies for the first Strategy Term. All Index Strategies that were available on the Date of Issue and their corresponding index disclosures can be found in the Strategy Endorsement(s). Additional information about the available Index Strategies, including the Crediting Factors on the Date of Issue and the guaranteed minimums or maximums associated with the Crediting Factors, can also be found in the Strategy Endorsement(s). At the end of a Strategy Term, Contract Value may remain in a Strategy (if available) or may be reallocated to one or more other available Strategies, as described in the Contract Accumulation Provisions section of the Contract.

Strategy	Index	Purchase Payment Allocated to Strategy (%)	Index Value	Length of Strategy Term (Years)	Participation Rate	Protection Level	Strategy Spread

[Fixed	N/A	[10]%	N/A	1	N/A	N/A	N/A]
[[BLACKROCK SEL 1-YEAR STRATEGY W/100% PROTECTION LEVEL A]	[BlackRock Select Factor]	[20]%	[1234.56]	[1]	[155]%	[100]%	[1.00]%]
JP MORGAN MOZAIC II 3-YEAR STRATEGY W/100% PROTECTION LEVEL B	[JP Morgan Mozaic II]	[20]%	[1234.56]	[3]	[235]%	[100]%	[0.00]%]
[[MSCI EAFE 1-YEAR STRATEGY W/95% PROTECTION LEVEL A]	[MSCI EAFE]	[20]%	[1234.56]	[1]	[75]%	[95]%	[1.50]%]
S&P 500 3-YEAR STRATEGY W/90% PROTECTION LEVEL B	[S&P 500]	[20]%	[1234.56]	[3]	[80]%	[90]%	[1.50]%]
[[ZEBRA EDGE 1-YEAR STRATEGY W/90% PROTECTION LEVEL A]	[NYSE Zebra Edge]	[10]%	[1234.56]	[1]	[325]%	[90]%	[1.00]%]

VABB-0130AO	iv	(Standard) (5/2024)

[The BlackRock Select Factor Index (“Index”) is a product of BlackRock Index Services, LLC and has been licensed for use by Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company (“Licensee”). BlackRock®, BlackRock Select Factor Index, and the corresponding logos are registered and unregistered trademarks of BlackRock. This Product is not sponsored, endorsed, sold or promoted by BlackRock Index Services, LLC, BlackRock, Inc., or any of its affiliates, or any of their respective third party licensors (including the Index calculation agent, as applicable) (collectively, “BlackRock”). BlackRock has no obligation or liability in connection with the administration or marketing of this Product. BlackRock makes no representation or warranty, express or implied, to the owners of this Product or any member of the public regarding the advisability of investing in this Product or the ability of the Index to track general market performance. BlackRock does not guarantee the adequacy, accuracy, timeliness, and/or completeness of the Index or any data or communication related thereto nor does it have any liability for any errors, omissions or interruptions of the Index.]

[The J.P. Morgan Mozaic IISM Index (“Index”) has been licensed to Nationwide Life Insurance Company (the “Licensee”) for the Licensee’s benefit. Neither the Licensee nor Nationwide Defined Protection® Annuity 2.0 (the “Product”) is sponsored, operated, endorsed, recommended, sold or promoted by J.P. Morgan Securities LLC (“JPMS”) or any of its affiliates (together and individually, “JPMorgan”). JPMorgan makes no representation and gives no warranty, express or implied, to contract owners taking exposure to the Product. Such persons should seek appropriate professional advice before making any investment. The Index has been designed and is compiled, calculated, maintained and sponsored by JPMS without regard to the Licensee, the Product or any contract owner. JPMorgan is under no obligation to continue compiling, calculating, maintaining or sponsoring the Index. JPMorgan may independently issue or sponsor other indices or products that are similar to and may compete with the Index and the Product. JPMorgan may also transact in assets referenced in the Index (or in financial instruments such as derivatives that reference those assets). These activities could have a positive or negative effect on the value of the Index and the Product.]

[The products or securities referred to herein are not sponsored, endorsed, issued, sold or promoted by MSCI, and MSCI bears no liability with respect to any such products or securities or any index on which such products or securities are based. The Prospectus contains a more detailed description of the limited relationship MSCI has with Nationwide and any related products.]

[The “S&P 500 “ is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and has been licensed for use by Nationwide Life Insurance Company. S&P®, S&P 500®, US 500, The 500, iBoxx®, iTraxx® and CDX® are trademarks of S&P Global, Inc. or its affiliates (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Nationwide. Nationwide Defined Protection® Annuity 2.0 is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the S&P 500.]

[The “S&P 500 Average Daily Risk Control 10% USD Price Return Index” is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and has been licensed for use by Nationwide Life Insurance Company. S&P®, S&P 500®, US 500, The 500, iBoxx®, iTraxx® and CDX® are trademarks of S&P Global, Inc. or its affiliates (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Nationwide. Nationwide Defined Protection® Annuity 2.0 is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the S&P 500.]

[The SG Macro Compass Index (the “Index”) is the exclusive property of SG Americas Securities, LLC (“SG”) and has been licensed to Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company (collectively, “Nationwide”) for use in certain life insurance and annuities offered by Nationwide (the “Products”). SG’s sole contractual relationship with Nationwide is to license the Index and the SG Marks to Nationwide. None of SG, S&P Opco, LLC, or other third party licensor (collectively, the “Index Parties”) to SG is an agent of Nationwide

VABB-0130AO	v	(Standard) (05/2024)

or has in any way sponsored, promoted, offered, sold structured or priced any Product, and no Index Party makes any representation as to the advisability of purchasing, selling or holding any Product. No Index Party shall have any liability with respect to the Products or for any losses relating to the Products, whether arising directly or indirectly from the use of the Index. No Index Party shall have any obligation to make payments under the Products. In calculating the performance of the Index, SG deducts transaction and replication costs, each calculated and deducted on a daily basis, which will reduce the potential positive change in the Index and increase the potential negative change in the Index. The total amount of transaction and replication costs is not predictable and will depend on a number of factors. “SG Americas Securities, LLC”, “SGAS”, “Société Générale”, “SG”, “Société Générale Indices”, “SGI”, and “SG Macro Compass Index” are trademarks or service marks of SG. Additional information is available at sg-macro-compass.com.]

[The NYSE® Zebra Edge® Index has been licensed by ICE Data Indices, LLC (together with its subsidiaries and affiliates, “IDI”) to UBS AG and sub-licensed by UBS AG (together with its subsidiaries and affiliates, “UBS”) to Nationwide Life Insurance Company (“Nationwide”). Neither Nationwide nor the Nationwide Defined Protection® Annuity 2.0 (the “Product”) is sponsored, operated, endorsed, recommended, sold or promoted by Zebra Capital Management, LLC (together with its affiliates and subsidiaries, “Zebra”), IDI or UBS and in no event shall Zebra, IDI or UBS have any liability with respect to the Product or the Index. Zebra, IDI and UBS make no representations, give no express or implied warranties and have no obligations with regard to the Index, the Product or otherwise to any investor in the Product, client or other third party. The mark NYSE® is a registered trademark of NYSE Group, Inc., Intercontinental Exchange, Inc. or their affiliates and is being utilized by ICE Data Indices, LLC under license and agreement. The marks Zebra® and Zebra Edge® are registered trademarks of Zebra Capital Management, LLC, may not be used without prior authorization from Zebra Capital Management, LLC, and are being utilized by ICE Data Indices, LLC under license and agreement.]

VABB-0130AO	vi	(Standard) (05/2024)